As filed with the Securities and Exchange Commission on September 2, 1994

                                                    Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           _________________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                           _________________________

                           TRITON ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)
                           _________________________


      Texas                                        75-1151855
 (State or other                      (I.R.S. Employer Identification No.)
 jurisdiction of
incorporation or
  organization)

                          6688 North Central Expressway
                                  Suite 1400
                            Dallas, Texas 75206-9926
                                (214) 691-5200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           _________________________

                          Robert B. Holland, III, Esq.
                         6688 North Central Expressway
                                  Suite 1400
                            Dallas, Texas 75206-9926
                                (214) 691-5200
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                           _________________________

                                   Copies to:
                           Vincent Pagano, Jr., Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                         New York, New York 10017-3909


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

  Title of each class of                             Proposed maximum       Proposed maximum          Amount of
     securities to be           Amount to be       offering price per     aggregate offering       registration fee
        registered               registered             unit <F2>              price <F2>
 -----------------------     -------------------   --------------------   --------------------   -------------------
Debt Securities<F1> . . .

Preferred Stock, without
par value<F3> . . . . . .

Common Stock, par value
$1.00 per share <F4>

Warrants<F5>  . . . . . .

Total . . . . . . . . . .      $127,799,200<F6>         100%                $127,799,200<F6>       $44,069

_________________________

<F1> Including such additional amount as may be necessary so that, if Debt
     Securities are issued with an original issue discount, the aggregate initial offering prices of all Debt Securities will equal $127,799,200.

<F2> Estimated solely for the purpose of calculating the registration fee.

<F3> Subject to note (6) below, there are being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Registrant.

<F4> Subject to note (6) below, there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion or redemption of Preferred Stock or Debt Securities registered hereby.

<F5> Subject to note (6) below, there are being registered hereunder an indeterminate amount and number of Warrants, representing rights to purchase Preferred Stock, Common Stock or Debt Securities registered hereby.

<F6> In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $127,799,200. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

     Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus herein also relates to the remaining $172,200,800 of Debt Securities covered by Registration Statement No. 33-69230. The enclosed Prospectus constitutes Post-Effective Amendment No. 1 to said Registration Statement No. 33-69230 to cover up to $172,200,800 of Debt Securities of the Registrant, which the Registrant hereby requests be declared effective at the same time as the within registration statement.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

_______________________________________________________________________________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
_______________________________________________________________________________


                 Subject to Completion, dated September 2, 1994

PROSPECTUS


Triton Energy Corporation



                                Debt Securities
                                Preferred Stock
                                  Common Stock
                                    Warrants
                           _________________________


     Triton Energy Corporation ("Triton" or the "Company") may offer and sell from time to time, in one or more series, (i) its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities") which may be senior ("Senior Debt Securities"), senior subordinated ("Senior Subordinated Debt Securities") or subordinated ("Subordinated Debt Securities"), (ii) preferred stock, without par value, of the Company (the "Preferred Stock"), (iii) common stock, par value $1.00 per share, of the Company (the "Common Stock") and (iv) warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock (the Debt Securities, Preferred Stock, Common Stock and Warrants are collectively referred to as the "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed $127,799,200 at prices and on terms to be determined at or prior to the time of sale.

     Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to Triton from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt, senior subordinated debt or subordinated debt, maturity, rate or rates (or method of determining the same) and time or times for the payment of interest, if any, any terms for optional or mandatory redemption or repurchase or sinking fund provisions, any conversion or exchange rights, (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights, (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof.

     The Securities may be sold directly by the Company to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                           _________________________


                 The date of this Prospectus is        , 1994.


                             AVAILABLE INFORMATION
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at regional offices of the Commission at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on Form S-3 (the "Registration Statement") of which this Prospectus is a part. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; and while the Company believes the descriptions of the material provisions of such contracts, agreements and other documents contained in this Prospectus are accurate summaries of such material provisions, reference is made to such contract, agreement or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1994 and (ii) the Company's Current Report on Form 8-K/A dated July 15, 1994.

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Investor Relations, Triton Energy Corporation, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926, telephone (214) 691-5200.

                                  THE COMPANY

     Triton is an independent energy company primarily engaged in international oil and gas exploration and production through wholly-owned and partly-owned subsidiaries and affiliates. Triton's principal properties and operations are located in Colombia and Malaysia-Thailand. Triton also has oil and gas interests in other Latin American and Asian countries, Europe, Australia and North America.

     The Company was incorporated in Texas in 1962. The Company's principal executive offices are located at 6688 North Central Expressway, Suite 1400,

Dallas, Texas 75206-9926, and the Company's telephone number is (214) 691-5200. The "Company" or "Triton" refers to Triton Energy Corporation and its consolidated subsidiaries, unless otherwise indicated or the context otherwise suggests.

                           INVESTMENT CONSIDERATIONS

     In addition to the other information set forth in or incorporated by reference in this Prospectus and any applicable Prospectus Supplement, potential investors in the Securities should consider the following investment considerations.


The Oil and Gas Industry Generally. The oil and gas exploration and production industry is volatile and highly competitive. Oil and gas prices have fluctuated substantially in recent years as a result of numerous factors, including changes in worldwide production and demand levels, various worldwide political and economic events, reduced rates of economic growth throughout much of the world and other events which are outside of the Company's control. The Company's operations in the Llanos Basin of Colombia primarily involve oil production and will therefore be especially sensitive to the future price of oil. The Company's oil and gas business is also subject to all of the operating risks normally associated with the exploration for and production of oil and gas, including blowouts, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells, formations, production facilities or properties, or in personal injury. In addition, reserve estimates with respect to Colombia and other areas of the Company's oil and gas operations are imprecise and subject to change as further information becomes available.

     Moreover, because the Company may not be the operator or own a majority interest in a number of contract areas, it will not be able to control the timing or manner in which capital expenditures will occur in these areas to the same degree as if it were the operator or owner of a majority interest. The Company's inability to meet its obligations in these and other contract areas could have a material adverse effect on its interests in these contract areas.


The Company's Financial Position. The Company reported losses from continuing operations in each of the last five fiscal years. To date, working capital (amounting to $116.8 million as of May 31, 1994, excluding $28.8 million of long-term marketable securities), external sources of funding, asset sales and net cash flow from operations have been sufficient to service the Company's existing debt obligations, even though the Company has experienced losses.
The Company expects to pursue financing alternatives and to dispose of certain assets or operations in order to meet expenditure requirements on existing or contemplated projects and to service its debt obligations, the timing and nature of which may be affected by, among other things, the timing and extent of production and capital expenditures in Colombia and elsewhere. There can be no assurance as to the ability of the Company to effect sales of its assets or to access public or private markets for such financings, the timing of such sales or financings or the proceeds, if any, that the Company could realize therefrom. Moreover, the Company's ability to pursue additional debt financing is limited by covenants in the indenture pursuant to which $240 million principal amount of its 12 1/2% Senior Subordinated Discount Notes due 1997 (the "1997 Notes") were issued in 1992 and in the indenture pursuant to which $170 million principal amount of its 9 3/4% Senior Subordinated Discount Notes due 2000 (the "2000 Notes") were issued in 1993. The indenture relating to the 1997 Notes, as amended in August 1993, also would require the Company to repurchase a portion of the outstanding 1997 Notes if the Company fails to maintain a consolidated net worth of at least $225 million (compared to a consolidated net worth of $263.4 million at May 31, 1994).

     For information regarding the Company's financial position and results of operations, including the amounts of such losses, the Company's net working capital from time to time, and the Company's deficits of earnings to fixed charges and earnings to combined fixed charges and preferred dividends, see "Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Dividends" herein and the Company's Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows in the Company's annual and periodic reports and other documents incorporated herein by reference, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1994.

Environmental Matters. The Company is subject to extensive environmental laws and regulations. These laws regulate the discharge of oil, gas or other materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of such materials at various sites. The Company does not believe that its environmental risks are materially different from those of comparable companies in the oil and gas industry. Nevertheless, no assurance can be given that environmental laws and regulations will not, in the future, adversely affect the Company's results of operations, cash flows or financial position.

Risks of Foreign Operations. The Company derives a significant portion of its consolidated revenues from foreign operations. Risks inherent in foreign operations include loss of revenue, property and equipment from such hazards as expropriation, nationalization, war, insurrection and other political risks, risks of increase in taxes and governmental royalties, renegotiation of contracts with governmental entities, as well as changes in laws and policies governing operations of foreign based companies. Other risks inherent in foreign operations are the possibility of realizing economic currency exchange losses when transactions are completed in currencies other than United States dollars and the Company's ability to freely repatriate its earnings under existing exchange control laws.

     Triton's interests in Colombia, on which Triton's ability to service its debt and preferred stock substantially depends, are subject to additional more specific risks, including uncertainty as to the extent of the discoveries and the cost and magnitude of capital expenditures for drilling and production facilities, and guerilla activities.

Regulatory Matter. On July 28, 1992, the Securities and Exchange Commission requested that the Company provide to the Commission, on a voluntary basis, information and documents regarding certain of the Company's employees and former employees, the Company's operations in Indonesia, the Company's dealings with Indonesian officials, and the Company's internal accounting controls. The staff of the Commission has advised the Company that the Company should not construe this inquiry as an indication that any violation of law has occurred or as an adverse reflection upon any person, entity or security. Subsequently, the Company has been advised that the Justice Department is conducting a similar inquiry. The Company continues to cooperate with both agencies. Based upon the information available to the Company to date, the Company believes that it will be able to resolve any issues that either agency might raise concerning these matters in a manner that would not have a material adverse effect on the Company's consolidated financial condition.


                                USE OF PROCEEDS

     Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the particular Securities offered by this Prospectus and each Prospectus Supplement (the "Offered Securities") will be used principally to continue funding the Company's obligations relating to the development of its operations in Colombia and Malaysia-Thailand.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
           EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

     For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends, earnings consist of earnings (loss) from continuing operations before income taxes, minority interest and extraordinary items and cumulative effect of accounting change, plus fixed charges (interest charges and preferred stock dividend requirements of subsidiaries, adjusted to a pretax basis), less interest capitalized, less preferred stock dividend requirements of subsidiaries adjusted to a pretax basis and less undistributed earnings of affiliates whose debt is not guaranteed by the Company.

     The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends for the Company for the periods indicated:


                                                                              Years Ended May 31,
                                                         ------------------------------------------------------------
                                                           1994         1993         1992         1991         1990
                                                         ---------    --------     --------     --------     --------
Ratio of earnings to fixed charges                         <F1>         <F1>         <F1>         1.2x         <F1>

Ratio of earnings to combined fixed charges and
preferred dividends                                        <F2>         <F2>         <F2>         1.0x         <F2>


____________________

<F1>   Earnings were inadequate to cover fixed charges for the years ended May
       31, 1994, 1993, 1992 and 1990 by $45,070,000, $157,724,000, $103,138,000
       and $62,825,000, respectively. The ratio of earnings to fixed charges, if adjusted to remove significant nonrecurring items, would have been 0.5x in 1991 and 0.3x in 1990. Without nonrecurring items, earnings would have been inadequate to cover fixed charges for the years ended May 31, 1994, 1993, 1992, 1991 and 1990 by $55,509,000,
       $47,029,000, $35,960,000, $14,723,000 and $24,615,000.

<F2>   Earnings were inadequate to cover fixed charges and preferred dividends for the years ended May 31, 1994, 1993, 1992 and 1990 by $45,070,000,
       $157,724,000, $104,524,000 and $68,223,000, respectively. The ratio of earnings to fixed charges and preferred dividends, if adjusted to remove significant nonrecurring items, would have been .4x in 1991 and .3x in 1990. Without nonrecurring items, earnings would have been inadequate to cover fixed charges and preferred dividends for the years ended May 31, 1994, 1993, 1992, 1991 and 1990 by $55,509,000, $47,029,000, $37,346,000,
       $20,269,000 and $30,013,000, respectively.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be unsecured senior, senior subordinated or subordinated debt of the Company and will be issued, in the case of Senior Debt Securities, under a Senior Indenture (the "Senior Debt Indenture") between the Company and Chemical Bank, as trustee, in the case of Senior Subordinated Debt Securities, under a Senior Subordinated Indenture (the "Senior Subordinated Debt Indenture") between the Company and United States Trust Company of New York, as trustee, and in the case of Subordinated Debt Securities, under a Subordinated Indenture (the "Subordinated Debt Indenture") between the Company and such trustee as shall be named in a Prospectus Supplement (the "Subordinated Debt Trustee"). The Senior Debt Indenture, the Senior Subordinated Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." None of the Indentures limits the amount of Debt Securities that may be issued thereunder. The Indentures permit the appointment of a different trustee for each series of Debt Securities. As used herein, the term "Trustee" means Chemical Bank, United States Trust Company of New York or the Subordinated Debt Trustee, as the case may be. If there is at any time more than one trustee under any Indenture, the term "Trustee" as used in this Prospectus will mean each such trustee and will apply to each such trustee only with respect to those series of Debt Securities with respect to which it is serving as trustee. The Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and, while the Company believes the descriptions of the material provisions of the Indentures and Debt Securities contained in this Prospectus are accurate summaries of such material provisions, such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in each Indenture unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for provisions relating to subordination.

Provisions Applicable to Senior, Senior Subordinated and Subordinated Debt Securities

     General. The Debt Securities will be unsecured senior, senior subordinated or subordinated obligations of the Company and may be issued from time to time in one or more series. Except to the extent set forth in the applicable Prospectus Supplement, none of the Indentures limits the payment of dividends or the acquisition of stock of the Company. Except to the extent set forth in any Prospectus Supplement, the Indentures do not, and the Debt Securities will not, contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control of the Company or a highly leveraged transaction by the Company.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Securities being offered (the "Offered Debt Securities") (to the extent such terms are applicable to such Offered Debt Securities): (i) the title of the Offered Debt Securities; (ii) classification as Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities, aggregate principal amount, purchase price and denomination;
(iii) the date or dates on which the Offered Debt Securities will mature; (iv) the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on or upon the redemption of such Offered Debt Securities may be calculated; (v) the interest rate or rates (or the method by which such will be determined), and the date or dates from which such interest, if any, will accrue; (vi) the date or dates on which such interest, if any, will be payable; (vii) the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable and the place or places where the Offered Debt Securities may be presented for transfer; (viii) the right, if any, or obligation, if any, of the Company to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices (or the method by which such price or prices will be determined, or both) at which, the form or method of payment therefor if other than in cash and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to any such obligation; (ix) the terms for conversion or exchange, if any, of the Offered Debt Securities; (x) any provision relating to the issuance of the Offered Debt Securities at an original issue discount; (xi) if the amounts of payments of principal of, premium, if any, and interest, if any, on the Offered Debt Securities are to be determined with reference to an index, the manner in which such amounts shall be determined; (xii) any applicable United States federal income tax consequences; (xiii) the currency or currencies for which the Offered Debt Securities may be purchased and the currency or currencies in which principal, premium, if any, and interest, if any, may be payable; (xiv) the Subordinated Debt Trustee and, if a trustee other than Chemical Bank with respect to any series of Senior Debt Securities or United States Trust Company of New York with respect to any series of Senior Subordinated Debt Securities is named for such series of Offered Debt Securities, the name of such Trustee; and (xv) any other specific terms of the Offered Debt Securities, including any deleted, modified or additional events of default or remedies or additional covenants provided with respect to such Offered Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

     Unless otherwise specified in any Prospectus Supplement, the Debt Securities will be issuable in registered form and in denominations of $1,000 and any integral multiple thereof (Section 2.7). No service charge will be made for any transfer or exchange of any Debt Securities but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.8).

     Debt Securities may bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain

Debt Securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable Prospectus Supplement.

     In determining whether the holders of the requisite aggregate principal amount of outstanding Debt Securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, the principal amount of any series of Debt Securities originally issued at a discount from their stated principal amount that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof.

     Global Securities. The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security (i) may not be transferred except as a whole and (ii) may only be transferred (A) by the Depositary for such Global Security to its nominee, (B) by a nominee of such Depositary to such Depositary or another nominee of such Depositary or (C) by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary (Section 2.8).

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities of the series represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payment of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal of, premium, if any, and interest, if any, in respect of a Global Security representing any such Debt Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants. Neither the Company, the Trustee for such Debt Securities, any paying agent nor the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by a Global Security and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in registered form and in denominations, unless otherwise specified in the applicable Prospectus Supplement relating to such series of Debt Securities, of $1,000 and integral multiples thereof.

     Events of Default. Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default is defined under each Indenture with respect to the Debt Securities of any series issued under such Indenture as being: (a) default in the payment of principal of or premium, if any, with respect to Debt Securities of such series when due; (b) default in the payment of any installment of interest upon any of the Debt Securities of such series when due, continued for 30 days; (c) default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to Debt Securities of such series when due; (d) default in the performance of any other covenant of the Company applicable to Debt Securities of such series, continued for 90 days after written notice to the Company by the Trustee or to the Company and the Trustee, by the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding requiring the same to be remedied; (e) certain events of bankruptcy, insolvency or reorganization; and
(f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of the Company resulting in the acceleration of such indebtedness, or any default in payment of such indebtedness (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the aggregate amount of all such indebtedness that has been so accelerated and with respect to which there has been such a default in payment shall exceed $15,000,000 and there has been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted indebtedness within 20 days after written notice of the type specified in the foregoing clause (d) (Section 5.1).

     If any Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Company (and to the Trustee, if given by the holders), may declare the principal (or, in the case of any series of Debt Securities originally issued at a discount from their stated principal amount, such portion of the principal amount as may be specified in the terms of such series) of all of the Debt Securities of such series and the interest, if any, accrued thereon to be due and payable immediately; provided, however, that the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Company and the Trustee, may rescind and annul such declaration and its consequences if all defaults under such Indenture are cured or waived (Section 5.1).

     Each Indenture provides that no holder of any series of Debt Securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, such Indenture, unless (i) such holder previously shall have given to the Trustee written notice of default and of the continuance thereof, (ii) the holders of not less than 25% in aggregate principal amount of such series of Debt Securities then outstanding shall have made written request to the Trustee to institute such suit, action or proceeding and shall have offered to the Trustee such reasonable indemnity as it may require with respect thereto and (iii) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; provided that, subject to the subordination provisions applicable to the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the right of any holder of any Debt Security to receive payment of the principal of, premium, if any, or interest, if any, on such Debt Security, on or after the respective due dates, or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such holder (Section 5.4). The holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, provided that the Trustee may decline to follow such direction if the Trustee determines that such action or proceeding is unlawful or would involve the Trustee in personal liability (Section 5.7).

     The Company is required to furnish to the Trustee annually a certificate as to the compliance by the Company with all conditions and covenants under each Indenture (Section 4.3).

     Discharge and Defeasance. Unless otherwise specified in the applicable Prospectus Supplement, the Company can discharge or defease its obligations with respect to any series of Debt Securities as set forth below (Article Ten).

     The Company may discharge all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under either Indenture that have not already been delivered to the Trustee for cancellation and that have either become due and payable, or are by their terms due and payable within one year (or scheduled for redemption within one year), by irrevocably depositing with the Trustee cash or U.S. Government Obligations (as defined in such Indenture), or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due.

     Unless otherwise provided in the applicable Prospectus Supplement, the Company may also elect at any time to (a) defease and be discharged from all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under each Indenture ("defeasance") or (b) be released from all of its obligations with respect to certain covenants applicable to any series of Debt Securities issued under each Indenture ("covenant defeasance"), if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due and such funds have been so deposited for 91 days; (ii) such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which the Company is a party or by which it is bound; and (iii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the United States federal income tax treatment of such holders' principal and interest payments, if any, on such series of Debt Securities. Such opinion in the case of defeasance under clause
(a) above must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture relating to the Debt Securities of such series, since such a result would not occur under current tax law (Section 10.1).

     Notwithstanding the foregoing, no discharge, defeasance or covenant defeasance described above shall affect the following obligations to or rights of the holders of any series of Debt Securities: (i) rights of registration of transfer and exchange of Debt Securities of such series, (ii) rights of substitution of mutilated, defaced, destroyed, lost or stolen Debt Securities of such series, (iii) rights of holders of Debt Securities of such series to receive payments of principal thereof and premium, if any, and interest, if any, thereon, upon the original due dates therefor (but not upon acceleration), and to receive mandatory sinking fund payments thereon when due, if any, (iv) rights, obligations, duties and immunities of the Trustee, (v) rights of holders of Debt Securities of such series as beneficiaries with respect to property so deposited with the Trustee payable to all or any of them and (vi) obligations of the Company to maintain an office or agency in respect of Debt Securities of such series (Section 10.1).

     The Company may exercise its defeasance option with respect to any series of Debt Securities notwithstanding its prior exercise of its covenant defeasance option with respect to any series of Debt Securities. If the Company exercises its defeasance option with respect to any series of Debt Securities, payment of such series of Debt Securities may not be accelerated because of an Event of Default with respect to such series of Debt Securities. If the Company exercises its covenant defeasance option with respect to any series of Debt Securities, payment of such series of Debt Securities may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. Government Obligations in the defeasance trust could be less than the principal of, premium, if any, and interest, if any, and any mandatory sinking fund payments, if any, then due on such series of Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

     Modification of the Indenture. Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of the Debt Securities to (a) evidence the assumption by a successor entity of the obligations of the Company under such Indenture, (b) add covenants or new events of default for the protection of the holders of such Debt Securities, (c) cure any ambiguity or correct any inconsistency in the Indenture, (d) establish the form and terms of Debt Securities of any series, (e) evidence the acceptance of appointment by a successor trustee, (f) in the case of Senior Debt Securities, secure such Debt Securities, (g) designate a bank or trust company other than Chemical Bank to act as Trustee for a series of Senior Debt Securities, United States Trust Company of New York to act as Trustee for a series of Senior Subordinated Debt Securities and the

Subordinated Debt Trustee to act as Trustee for a series of Subordinated Debt Securities and (h) modify the existing covenants and events of default solely in respect of, or add new covenants and events of default that apply solely to, Debt Securities not yet issued and outstanding on the date of such supplemental indenture (Section 8.1).

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or of any supplemental indenture or modify in any manner the rights of the holders of the Debt Securities of such series; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the stated final maturity of any Debt Security, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest, if any, thereon, reduce or alter the method of computation of any amount payable on redemption, repayment or purchase by the Company, change the coin or currency in which principal, premium, if any, and interest, if any, are payable, reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, impair or affect the right to institute suit for the enforcement of any payment or repayment thereof or, if applicable, adversely affect any right of prepayment at the option of the holder or (b) reduce the aforesaid percentage in aggregate principal amount of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification (Section 8.2).

     Consolidation, Merger, Sale or Conveyance. Except as otherwise provided in the applicable Prospectus Supplement, the Company may, without the consent of the holders of Debt Securities, consolidate with, merge into or transfer, exchange or dispose of all of its properties to, any other corporation organized under the laws of the United States or any political subdivision thereof or therein, provided that (i) the successor corporation assumes all obligations of the Company under the Indentures and the Debt Securities, (ii) after giving effect to such consolidation, merger, exchange or other disposition, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) certain other conditions are met.

     Certain Definitions. Except as otherwise provided in the applicable Prospectus Supplement, the following definitions are applicable to the discussions of the Indentures (Article One).

          "Consolidated Net Tangible Assets" means the aggregate amount of assets included on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, less applicable reserves and other properly deductible items and after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all in accordance with generally accepted accounting principles consistently applied.

          "Indebtedness," with respect to any person, means, without duplication:

               (a)(i) the principal of, premium, if any, and interest, if any, on indebtedness for money borrowed of such person, indebtedness of such person evidenced by bonds, notes, debentures or similar obligations, and any guaranty by such person of any indebtedness for money borrowed or indebtedness evidenced by bonds, notes, debentures or similar obligations of any other person, whether any such indebtedness or guaranty is outstanding on the date of the Indenture or is thereafter created, assumed or incurred, (ii) the principal of and premium and interest, if any, on indebtedness incurred, assumed or guaranteed by such person in connection with the acquisition by it or any of its subsidiaries of any other businesses, properties or other assets and (iii) lease obligations that such person capitalizes in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect;

               (b) any other indebtedness of such person, including any indebtedness representing the balance deferred and unpaid of the purchase price of any property or interest therein and any guaranty, endorsement or other contingent obligation of such person in respect of any indebtedness of another that is outstanding on the date of the Indenture or is thereafter created, assumed or incurred by such person;

               (c) obligations of such person under interest rate, commodity or currency swaps, caps, collars, options and similar arrangements;

               (d) obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; or

               (e) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (a) through (d) above.

          "Restricted Subsidiary" means (a) any Subsidiary other than an Unrestricted Subsidiary, and (b) any Subsidiary which was an Unrestricted Subsidiary but which, subsequent to the date of the Indentures, is designated by the Board of Directors of the Company to be a Restricted Subsidiary; provided, however, that the Company may not designate any such Subsidiary to be a Restricted Subsidiary if the Company would thereby breach any covenant or agreement contained in the Indentures (on the assumptions that any outstanding Indebtedness of such Subsidiary was incurred at the time of such designation).

          "Subsidiary" means any corporation of which the Company, or the Company and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own voting securities entitling any one or more of the Company and its Subsidiaries to elect a majority of the directors, either at all times, or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors.

          "Unrestricted Subsidiary" means (a) any Subsidiary acquired or organized after the date of the Indentures, provided, however, that such Subsidiary shall not be a successor, directly or indirectly, to any Restricted Subsidiary and (b) any Subsidiary substantially all the assets of which consist of stock or other securities of a Subsidiary or Subsidiaries of the character described in clause (a) above, unless and until such Subsidiary shall have been designated to be a Restricted Subsidiary.

Provisions Applicable Solely to Senior Debt Securities

     General. Senior Debt Securities will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company.

     Limitations on Liens. The Senior Debt Indenture provides that, so long as any Senior Debt Securities are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any property or assets owned by the Company or any Restricted Subsidiary to secure any Indebtedness, without making effective provision whereby outstanding Senior Debt Securities shall be equally and ratably secured.

     Under the terms of the Senior Debt Indenture, the foregoing limitation does not apply to (a) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets created at the time of the acquisition of such property or assets by the Company or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets; (b) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets existing thereon at the time of the acquisition thereof by the Company or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by the Company or any Restricted Subsidiary); (c) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets, whenever acquired, of any corporation or other entity that becomes a Restricted Subsidiary after the date of the Senior Debt Indenture, provided that (i) the instrument creating such mortgage, pledge, security interest, lien or encumbrance shall be in effect prior to the time such corporation or other entity becomes a Restricted Subsidiary and (ii) such mortgage, pledge, security interest, lien or encumbrance shall only apply to properties or assets owned by such corporation or other entity at the time it becomes a Restricted Subsidiary or thereafter acquired by it from sources other than the Company or another Restricted Subsidiary; (d) any mortgage, pledge, security interest, lien or encumbrance arising from or in connection with a conveyance by the Company or a Restricted Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources; (e) any mortgage, pledge, security interest, lien or encumbrance in favor of the Company or any wholly-owned subsidiary; (f) any mortgage, pledge, security interest, lien or encumbrance created or assumed by the Company or a Restricted Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Company or a Subsidiary; (g) any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in the foregoing subparagraphs (a) through (f) on substantially the same property or assets theretofore subject thereto; or (h) any mortgage, pledge, security interest, lien or encumbrance securing any Indebtedness in an amount which, together with all other Indebtedness secured by a mortgage, pledge, security interest, lien or encumbrance that is not otherwise permitted by the foregoing provisions, does not at the time of the incurrence of the Indebtedness so secured exceed 20% of Consolidated Net Tangible Assets. For the purpose of this provision, "security interest" will include the interest of the lessor under a lease with a term of three years or more that should be, in accordance with generally accepted accounting principles, recorded as a capital lease, and any such lease of property or assets not acquired from the Company or any Restricted Subsidiary in contemplation of such lease shall be treated as though the lessee had purchased such property or assets from the lessor. (Section 3.6 of the Senior Debt Indenture).

Provisions Applicable Solely to Senior Subordinated and Subordinated Debt Securities

     Subordination. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness of the Company. "Senior Indebtedness" is defined in the Subordinated Debt Indenture as indebtedness incurred by the Company for money borrowed whether outstanding on the date hereof or incurred in the future, all deferrals, renewals or extensions of any such indebtedness and all evidences of indebtedness issued in exchange for any such indebtedness and guarantees by the Company of the foregoing items of indebtedness for money borrowed by persons other than the Company, unless, in any such case, such indebtedness or guarantee provides by its terms that it shall not constitute Senior Indebtedness.

     The Senior Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Senior Subordinated Debt Indenture, to all Senior Indebtedness of the Company. The Senior Subordinated Debt Securities will rank senior to all existing and future Indebtedness of the Company that is neither Senior Indebtedness nor Senior Subordinated Indebtedness, and only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Senior Subordinated Debt Securities in accordance with the subordination provisions of the Senior Subordinated Debt Indenture. "Senior Indebtedness" is defined in the Senior Subordinated Debt Indenture as Indebtedness of the Company outstanding at any time except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Senior Subordinated Debt Securities, (b) the Senior Subordinated Debt Securities, (c) any Indebtedness of the Company to a wholly-owned Subsidiary of the Company, (d) interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws and (e) trade payables. "Senior Subordinated Indebtedness" means the Senior Subordinated Debt Securities and any other Indebtedness of the

Company that ranks pari passu with the Senior Subordinated Debt Securities (including the 1997 Notes and the 2000 Notes). Any Indebtedness of the Company that is subordinate or junior by its terms in right of payment to any other Indebtedness of the Company shall be subordinate to Senior Subordinated Indebtedness unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that such Indebtedness
(i) is to rank pari passu with other Senior Subordinated Indebtedness and (ii) is not subordinated by its terms to any Indebtedness of the Company which is not Senior Indebtedness. "Subordinated Indebtedness" means the Senior Subordinated Debt Securities, any other Senior Subordinated Indebtedness and any other Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness.

     If (i) the Company should default in the payment of any principal of, premium, if any, or interest, if any, on any Senior Indebtedness (as defined in the Senior Subordinated Debt Indenture or Subordinated Debt Indenture, as applicable) when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise or
(ii) any other default with respect to Senior Indebtedness shall occur and the maturity of such Senior Indebtedness has been accelerated in accordance with its terms, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist or such acceleration shall have been rescinded, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on any of the Senior Subordinated Debt Securities or the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Senior Subordinated Debt Securities or the Subordinated Debt Securities other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof) (Sections 13.1 and 13.4 of the Senior Subordinated Debt Indenture and Sections 13.1 and 13.4 of the Subordinated Debt Indenture).

     If any default (other than a default described in the preceding paragraph) under the Senior Indebtedness, pursuant to which the maturity thereof may be accelerated immediately or the expiration of any applicable grace periods occurs (a "Senior Nonmonetary Default"), then, upon the receipt by the Company and the Trustee of written notice thereof (a "Payment Notice") from or on behalf of holders of such Senior Indebtedness specifying an election to prohibit such payment and other action by the Company in accordance with the following provisions of this paragraph, the Company may not make any payment or take any other action that would be prohibited by the immediately preceding paragraph during the period (the "Payment Blockage Period") commencing on the date of receipt of such Payment Notice and ending on the earlier of (i) the date, if any, on which the holders of such Senior Indebtedness or their representative notify the Trustee that such Senior Nonmonetary Default is cured or waived or ceases to exist or the Senior Indebtedness to which such Senior Nonmonetary Default relates is discharged or (ii) the 179th day after the date of receipt of such Payment Notice. Notwithstanding the provisions described in the immediately preceding sentence, the Company may resume payments on the Senior Subordinated Debt Securities and the Subordinated Debt Securities after such Payment Blockage Period.

     If (i) (A) without the consent of the Company, a receiver, conservator, liquidator or trustee of the Company or of any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 60 days or (B) the Company is adjudicated bankrupt or insolvent or (C) any of its property is sequestered by court order and such order remains in effect for more than 60 days or (D) a petition is filed against the Company under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction whether now or hereafter in effect, and is not dismissed within 60 days after such filing; (ii) the Company (A) commences a voluntary case or other proceeding seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or (B) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or (C) fails generally to, or cannot, pay its debts generally as they become due or (D) takes any corporate action to authorize or effect any of the foregoing; or (iii) any Subsidiary of the Company takes, suffers or permits to exist any of the events or conditions referred to in the foregoing clause (i) or (ii), then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made to any holder of Senior Subordinated Debt Securities or Subordinated Debt Securities on account of the principal of, premium, if any, or interest, if any, on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. Any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the indebtedness evidenced by the Senior Subordinated Debt Securities or the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Senior Subordinated Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Senior Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of, premium, if any, or interest, if any, on the Senior Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Senior Subordinated Debt Securities (including the Subordinated Debt Securities) and such other obligations (Section 13.1 of the Senior Subordinated Debt Indenture and Section 13.1 of the Subordinated Debt Indenture).

     If any payment or distribution of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Senior Subordinated Debt Securities or Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee, or any holder of any Senior Subordinated Debt Securities or Subordinated Debt Securities in contravention of any of the terms of the Senior Subordinated Debt Indenture or the Subordinated Debt Indenture, as the case may be, such payment or distribution of securities will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full (Section 13.1 of the Senior Subordinated Debt Indenture and Section 13.1 of the Subordinated Debt Indenture).

     By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, than holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities. Such subordination will not prevent the occurrence of any Event of Default (as defined in the Indentures) or limit the right of acceleration in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities.


Conversion

     The terms and conditions, if any, upon which Debt Securities being offered are convertible into Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or the Company, the event requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

Concerning the Trustee

     Chemical Bank, the Trustee under the Senior Indenture, may make loans to the Company in the normal course of business. United States Trust Company of New York, the Trustee under the Senior Subordinated Debt Indenture, serves as trustee with respect to the Company's 9-3/4% Senior Subordinated Discount Notes due 2000. If a bank or trust company other than Chemical Bank or United States Trust Company of New York is to act as Trustee for a series of Debt Securities, information concerning such other Trustee will be set forth in the Prospectus Supplement relating to such series of Debt Securities.

                          DESCRIPTION OF CAPITAL STOCK


     The following statements with respect to the Company's capital stock are subject to the detailed provisions of the Company's Restated Articles of Incorporation, as amended (the "Articles"), its Bylaws, as amended, the Statement of Resolution Establishing and Designating the 5% convertible preferred stock, no par value (the "Designation"), and the Preferred Stock Preference Rights created pursuant to the Rights Agreement dated as of June 26, 1990, between the Company and NationsBank of Texas, N.A., as Rights Agent. These statements do not purport to be complete and, while the Company believes the descriptions of the material provisions of the Articles, Bylaws and Designation contained in this Prospectus are accurate statements with respect to such material provisions, such statements are subject to the detailed provisions in the Articles, Bylaws and Designation to which reference is hereby made for a full description of such provisions.

Preferred Stock

     Under the Articles, the Company has authority to issue 5,000,000 shares of preferred stock without par value. There were 522,460 shares of 5% convertible preferred stock (the "Convertible Preferred Stock") outstanding at August 18, 1994. No other shares of preferred stock are currently outstanding.

     The Preferred Stock may be issued by resolutions of the Company's Board of Directors from time to time without any action of the shareholders. Such resolutions may authorize issuances in one or more classes or series of the preferred stock and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms, and other privileges and rights of the shareholders of each class or series so authorized.

     The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:

       (i) The maximum number of shares to constitute the series and the distinctive designation thereof;

       (ii) The annual dividend rate, if any, on shares of the series, the date or dates from which dividends will begin to accrue or accumulate and the dates upon which such dividends shall be payable and whether dividends will be cumulative;

       (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

       (iv) The liquidation preference, if any, applicable to shares of the series;

       (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

       (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or series of capital stock of Triton or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rates of conversion or exchange and the method, if any, of adjusting the same;

       (vii)  The voting rights, if any, on the shares of the series; and

       (viii) Any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.


Outstanding Preferred Stock

     In March, 1994, the Company issued 522,460 shares of its Convertible Preferred Stock in connection with its acquisition of the minority interest in Triton Europe plc.

     Dividends. Holders of shares of Convertible Preferred Stock will be entitled to receive, when, as, and if declared by the Board of Directors out of funds of the Company legally available for payment, cumulative cash dividends at the annual rate per share equal to 5 per cent of the Redemption Price (defined below) of the shares payable semi-annually on September 30 and March 30 in each year, beginning September 30, 1994, except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday, or legal holiday. Dividends will accrue from the date on which the Convertible Preferred Stock was issued and will be payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors. The amount of dividends payable per share of Convertible Preferred Stock for each semi-annual dividend period will be computed by dividing the annual dividend amount by two. The amount of dividends payable for the initial dividend period and for any period other than a full semi-annual dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Convertible Preferred Stock which may be in arrears.

     If dividends on the Convertible Preferred Stock shall not have been declared and paid in full, or funds set aside for payment, by a date 15 days after a dividend payment date (a "Calculation Date"), dividends payable on the Convertible Preferred Stock shall be increased by an amount equal to the prime rate of Morgan Guaranty Trust Company of New York plus 1 per cent as in effect on each Calculation Date applied against the amount of dividends so due and unpaid until such dividends shall be paid (the "Penalty Dividend").

     The Convertible Preferred Stock will have priority as to dividends over the Common Stock and any other series or class of the Company's stock hereafter issued which ranks junior as to dividends to the Convertible Preferred Stock ("junior dividend stock"), and no dividend (other than dividends payable solely in junior dividend stock) may be paid on, and no purchase, redemption, or other acquisition may be made by the Company of, any junior dividend stock unless all accrued and unpaid dividends on the Convertible Preferred Stock have been paid or declared and set apart for payment. The Company may not pay dividends on any class or series of its stock having parity with the Convertible Preferred Stock as to dividends ("parity dividend stock"), unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Convertible Preferred Stock and may not pay dividends on the Convertible Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Convertible Preferred Stock or any parity dividend stock, all dividends declared on the Convertible Preferred Stock and such parity dividend stock will be declared or made pro rata so that the amount of dividends declared per share on the Convertible Preferred Stock and such parity dividend stock will bear the same ratio that accrued and unpaid dividends per share on the Convertible Preferred Stock and such parity dividend stock bear to each other. The Convertible Preferred Stock will be junior as to dividends to any series or class of the Company's stock hereafter issued which ranks senior as to dividends to the Convertible Preferred Stock ("senior dividend stock"), and if at any time the Company has failed to pay or declare and set apart for payment accrued and unpaid dividends on any senior dividend stock, the Company may not pay any dividend on the Convertible Preferred Stock.

     Liquidation Rights. In case of the voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of shares of Convertible Preferred Stock are entitled to receive an amount per share equal to the Redemption Price to the payment date (the "Liquidation Price"), before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidation rights to the Convertible Preferred Stock, but the holders of the shares of the Convertible Preferred Stock will not be entitled to receive the Liquidation Price of such shares until the liquidation price of any other series or class of the Company's stock hereafter issued which ranks senior as to liquidation rights to the Convertible Preferred Stock ("senior liquidation stock") has been paid in full. The holders of Convertible Preferred Stock and all series or classes of the Company's stock hereafter issued which rank on a parity as to liquidation rights with the Convertible Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation price of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the Liquidation Price of the shares of the Convertible Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or part of the Company's assets for cash, securities, or other property will be considered a liquidation, dissolution, or winding up of the Company.

     Redemption. The Company may, at its option, redeem the Convertible Preferred Stock, in whole or in part, at any time on or after March 30, 1998 or such earlier date after which at least 75 per cent of the shares of Convertible Preferred Stock initially issued shall have been converted into shares of Common Stock. The redemption price payable upon such optional redemption shall be the Redemption Price to the redemption date. Such redemption price shall be payable in cash.

     The Convertible Preferred Stock shall be subject to mandatory redemption by the Company on March 30, 2004. At the option of the Company, such redemption may be for (i) cash at the Redemption Price on the redemption date; (ii) such number of shares of Common Stock whose aggregate value (based on the then current market price determined as set forth in the Designation) equals the Redemption Price; or (iii) a combination of cash and shares of Common Stock equal to the Redemption Price. The Redemption Price equals $34.41 per share plus any accumulated and unpaid dividends thereon (including Penalty Dividends).

     Voting and Other Rights. The holders of Convertible Preferred Stock will have no voting rights except as described below or as required by Texas law. In exercising any such vote, each outstanding share of Convertible Preferred Stock will be entitled to one vote.

     So long as any shares of Convertible Preferred Stock are outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Convertible Preferred Stock, voting or consenting separately as a class with holders of any other class of the Company's preferred stock similarly affected, issue other than wholly for cash consideration, any shares of any class of senior dividend stock or senior liquidation stock, or amend the Articles in a manner adversely affecting the rights of such shareholders.

     The Articles may be amended to increase the number of authorized shares of the Company's preferred stock without the vote of the holders of the outstanding Convertible Preferred Stock.

     The holders of the shares of the Convertible Preferred Stock have no pre-emptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares.

     Conversion Rights. Commencing on October 1, 1994, the holders of Convertible Preferred Stock will be entitled to convert their shares of Convertible Preferred Stock into Common Stock subject to the qualifications described below, except that, with respect to shares of Convertible Preferred Stock called for redemption, conversion rights will expire at the close of business on the fifth day prior to the redemption date (unless the Company defaults in the payment of the redemption price). No payment or adjustment will be made in respect of dividends on the Common Stock or Convertible Preferred Stock that may be accrued or unpaid or in arrears upon conversion of shares of Convertible Preferred Stock except as set forth below. No fractional shares will be issued and, in lieu of any fractional share, the Company will pay a cash adjustment based on the then current market price (determined as set forth in the Designation) of the Common Stock.

     Each share of Convertible Preferred Stock shall be convertible initially into one share of Common Stock; however, the number of shares of Common Stock issuable on conversion of each share of Convertible Preferred Stock (the "Conversion Rate") shall be subject to adjustment as described below.

     The Conversion Rate is subject to adjustment in certain circumstances, including in respect of any dividends not declared and paid in full in respect of any dividend payment date occurring prior to the date of conversion and any Penalty Dividends payable thereon, upon the issuance of shares of Common Stock as a stock dividend, in connection with combinations and subdivisions of the Common Stock, upon certain reclassifications of the Common Stock, upon the issuance to the Company's stockholders of rights or warrants to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price of the Common Stock (as determined in the Designation), and in connection with certain distributions to the Company's stockholders of evidences of indebtedness or assets. Except in the case of the adjustment in respect of dividends, no adjustment in the Conversion Price will be required unless it would result in at least a 1 percent increase or decrease in the Conversion Price; however, any adjustment not made will be carried forward.

     In case of any consolidation or merger of the Company with any other corporation, or in the case of any merger of another corporation into the Company (other than a merger with a corporation in which merger the Company is the continuing corporation and which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), or in the case of a sale or conveyance of all or substantially all of the assets of the Company to another corporation, the Company will be required to make proper provisions so that the holder of each share of Convertible Preferred Stock then outstanding will have the right thereafter to convert such share of Convertible Preferred Stock into the kind or amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or conveyance.


Preferred Stock Purchase Rights

     In June 1990, the Board of Directors of the Company adopted a Shareholder Rights Plan pursuant to which preferred stock purchase rights attach to all shares of Common Stock at the rate of one right for each share of Common Stock. Chemical Bank is the Rights Agent for the Preferred Stock Purchase Rights.

     Generally, the rights only become distributable ten days following public announcement that a person has acquired beneficial ownership of 15% or more of the Common Stock or ten days following commencement of a tender offer for 15% or more of the outstanding Common Stock. If, among other events, any person becomes the beneficial owner of 15% or more of Common Stock, each right not owned by such person generally becomes the right to purchase such number of shares of Common Stock that is equal to the amount obtained by dividing the right's exercise price (currently $40) by 50% of the market price of the Common Stock on the date of the first occurrence. In addition, if the Company is subsequently merged or certain other extraordinary business transactions are consummated, each right generally becomes a right to purchase such number of shares of common stock of the acquiring person that is equal to the amount obtained by dividing the right's exercise price by 50% of the market price of such common stock on the date of the first occurrence. Under certain circumstances, the Company's directors may determine that a tender offer or merger is fair to all shareholders and prevent the rights from being exercised.

     Any shares of preferred stock issued pursuant to the Shareholders Rights Plan will rank junior as to dividends and liquidation to the Convertible Preferred Stock.

     The Company will be entitled to redeem the rights at $0.01 a right at any time until the tenth day following the public announcement that a 15% position has been acquired or a tender offer has been commenced. The rights will expire on June 26, 2000.


Common Stock

     General. The Articles authorize the Company to issue up to 200,000,000 shares of Common Stock, par value $1.00 per share, of which 35,487,874 shares were outstanding (excluding 54,345 treasury shares) at August 18, 1994.

     Any authorized but unissued shares of Common Stock (along with any authorized but unissued shares of preferred stock) could be used to make more difficult a change in control of the Company. Under certain circumstances, such shares could be used to dilute voting stock ownership (including voting power) or otherwise to inhibit persons seeking to effect a takeover or otherwise to gain control of the Company. See "Preferred Stock Purchase Rights" above.

     The Transfer Agent and Registrar for the Common Stock is Chemical Bank.

     Voting and Other Rights. Each shareholder is entitled to one vote for each share of Common Stock held by such holder. Because shareholders are not entitled to cumulate their votes, shareholders holding a majority of the outstanding shares of Common Stock and any shares of voting preferred stock that may be issued are able to elect all members of the Board of Directors. The Company's Bylaws provide that the directors are to be elected in three classes of as nearly equal a number as possible and for a term of three years. Holders of Common Stock have no preemptive rights, and shares of Common Stock have no redemption, sinking fund or conversion privileges.

     In the event of any liquidation, dissolution or winding up of the Company's affairs, subject to the rights of holders of any preferred stock issued, the holders of Common Stock are entitled to receive pro rata any assets of the Company after the satisfaction of corporate liabilities.

     Dividend Rights. Subject to the rights of holders of any preferred stock, all shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors. Under Texas law, the Company may declare and pay dividends on its shares of capital stock out of its surplus (which totalled approximately $228 million as of May 31, 1994). The payment of cash dividends is also restricted by covenants in loan documents and indentures to which the Company is a party.

Convertible Debentures

     The Company has a convertible debenture plan under which key management personnel may purchase debentures that are convertible into shares of Common Stock. The aggregate number of additional shares of Common Stock issuable upon the conversion of the debentures cannot exceed 500,000 shares, subject to adjustment in certain events.


                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants, including Warrants to purchase Debt Securities or Warrants to purchase Common Stock or Preferred Stock. Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between the Company and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrant of such series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Warrants; (v) the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (vi) if applicable, the date on and after which such Warrants and the related securities will be separately transferable; (vii) the price at which the securities purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of certain Federal income tax considerations; and (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.


                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to or through underwriters or dealers, and also may sell the Securities directly to one or more other purchasers or through agents. The applicable Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Offered Securities and any applicable commissions or discounts.

     Underwriters, dealers or agents may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters or agents may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

     The Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

     Any underwriters, dealers or agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "1933 Act"). Underwriters, dealers or agents may be entitled, under agreements entered into with the Company, to indemnification against or contribution toward certain civil liabilities, including liabilities under the 1933 Act.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Securities will be passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York,
New York. Simpson Thacher & Bartlett will rely upon Jackson & Walker, L.L.P., with respect to matters of Texas law.


                                    EXPERTS

     The consolidated financial statements of Triton Energy Corporation for the years ended May 31, 1994 and 1993, incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended May 31, 1994, have been so incorporated in reliance upon the report (which included an audit of the adjustments that were applied to restate the 1992 financial statements for discontinued wholesale fuel products operations as described in Notes 1 and 3 of the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated statements of operations, shareholders' equity and cash flows of Triton Energy Corporation for the year ended May 31, 1992 (before restatement for discontinued wholesale fuel products operations), incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended May 31, 1994, have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated statements of earnings, shareholders' equity and cash flows of Crusader Limited for the year ended May 31, 1992, incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended May 31, 1994, have been so incorporated in reliance upon the report of KPMG Peat Marwick, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Certain information with respect to the gas and oil reserves of Triton and its subsidiaries derived from the report of DeGolyer and MacNaughton, independent petroleum engineers, has been incorporated by reference herein in reliance upon such firm as experts with respect to the matters contained therein.

     Certain information with respect to the gas and oil reserves of Triton and its subsidiaries derived from the report of McDaniel & Associates Consultants, Ltd., independent petroleum engineers, has been incorporated by reference herein in reliance upon such firm as experts with respect to the matters contained therein.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The estimated expenses payable by the Company in connection with the offering described in this Registration Statement are as follows:


Registration Fee . . . . . . . . . . . . . . . . . . . . . .        $  44,069
Legal fees and expenses  . . . . . . . . . . . . . . . . . .           <F1>
Blue Sky fees and expenses . . . . . . . . . . . . . . . . .           <F1>
Accounting fees and expenses . . . . . . . . . . . . . . . .           20,000
Printing and duplicating expenses  . . . . . . . . . . . . .           <F1>
Miscellaneous expenses . . . . . . . . . . . . . . . . . . .           <F1>
  Total  . . . . . . . . . . . . . . . . . . . . . . . . . .         $ <F1>

____________________

<F1>   To be filed by amendment.

Item 15. Indemnification of Directors and Officers.

     Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity, as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that such conduct was in the corporation's best interest. In cases not concerning conduct in his official capacity as a director or officer, a director or officer may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was not opposed to the corporation's best interest. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

     Article III of the Company's Bylaws requires the indemnification of officers and directors to the fullest extent permitted by the Texas Business

Corporation Act. The Company also has policies insuring its officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

     Article VIII of the Company's Certificate of Restated Articles of Incorporation requires the indemnification of directors to the fullest extent permitted by the Texas Miscellaneous Corporation Laws Act and the Texas Business Corporation Act.

     Effective as of August 28, 1989, Article 7.06.B of the Texas Miscellaneous Corporation Laws Act was amended to read in its entirety as follows:

          "B. The articles of incorporation of a corporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders or members for monetary damages for an act or omission in the director's capacity as a director, except that this article does not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for:

               (1) a breach of the director's duty of loyalty to the corporation or its shareholders or members;

               (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

               (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

               (4) an act or omission for which the liability of a director is expressly provided for by an applicable statute."


Item 16. Exhibits.

       1.1     -    Form of Underwriting Agreement (Debt Securities and
                    Warrants to Purchase Debt Securities).<F1>

       1.2     -    Form of Underwriting Agreement (Equity Securities and
                    Warrants to Purchase Equity Securities).<F1>

       4.1     -    Form of Debt Securities (incorporated by reference to
                    Exhibit 4.1 of the Company's Registration Statement on Form
                    S-3 (Registration No. 33-69230) (the "S-3 Registration
                    Statement")).

       4.2     -    Form of Senior Indenture by and between the Company and
                    Chemical Bank, as Trustee (incorporated by reference to Exhibit 4.2 of the S-3 Registration Statement).

       4.3     -    Senior Subordinated Indenture by and between the Company
                    and United States Trust Company of New York, dated as of
                    December 15, 1993 (incorporated by reference to Exhibit 4.9 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended November 30, 1993 (File No. 1-
                    7864)).

       4.4     -    Form of Subordinated Indenture by and between the Company
                    and ___________, as Trustee.<F1>

       4.5     -    Form of Warrant Agreement for Preferred Stock and Common
                    Stock (including form of Warrant Certificate).<F1>

       4.6     -    Form of Warrant Agreement for Debt Securities (including
                    form of Warrant Certificate).<F1>

       5.1     -    Opinion of Jackson & Walker, L.L.P., as to the validity of the Debt Securities, Preferred Stock and Common Stock.<F1>

      12.1     -    Computation of Ratios of Earnings to Fixed Charges and
                    Earnings to Combined Fixed Charges and Preferred
                    Dividends.<F1>

      23.1     -    Consent of Price Waterhouse LLP.

      23.2     -    Consent of KPMG Peat Marwick LLP, Dallas, Texas.

      23.3     -    Consent of KPMG Peat Marwick, Brisbane, Australia.

      23.4     -    Consent of Jackson & Walker, L.L.P. (included in Exhibit
                    5.1).<F1>

      23.5     -    Consent of DeGolyer and MacNaughton, independent petroleum engineers.

      23.6     -    Consent of McDaniel & Associates Consultants Ltd.,
                    independent petroleum engineers.

      24.1     -    Powers of Attorney (included in the signature page part of this Part II).

      25.1     -    Statements of eligibility of Chemical Bank as Trustee.<F1>

      25.2     -    Statements of eligibility of United States Trust Company of
                    New York as Trustee.<F1>


____________________
[FN]

<F1>      To be filed by amendment.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on September 1, 1994.


                                      TRITON ENERGY CORPORATION



                                      By:/s/ Thomas G. Finck
                                      President and Chief Executive Officer





                               POWER OF ATTORNEY

     Triton Energy Corporation, a Texas corporation (the "Company"), and each of the undersigned officers and directors of the Company hereby constitute and appoint Robert B. Holland, III and Thomas G. Finck, jointly and severally, with full power of substitution and revocation, their true and lawful attorneys-in-fact and agents, for them and on their behalf and in their respective names, places and steads, in any and all capacities, to sign, execute, and file any documents which may be required relating to this Registration Statement, including any and all amendments, exhibits and supplements thereto, granting unto said attorneys, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as they might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

        Signature                        Title                     Date

/s/  Thomas G. Finck        President, Chief Executive       September 1, 1994
    (Thomas G. Finck)       Officer, Director

/s/  Peter Rugg             Senior Vice President and        September 1, 1994
       (Peter Rugg)         Chief Financial Officer
                            (Principal Financial and
                            Accounting Officer)

                            Director
   (Herbert L. Brewer)

/s/  Ernest E. Cook         Director                         September 1, 1994
     (Ernest E. Cook)

/s/  Ray H. Eubank          Director                         September 1, 1994
     (Ray H. Eubank)

/s/  Jesse E. Hendricks     Director                         September 1, 1994
   (Jesse E. Hendricks)

                            Director
     (William I. Lee)

/s/  John P. Lewis          Director                         September 1, 1994
     (John P. Lewis)

                            Director
   (Michael E. McMahon)

                            Director
    (Graeme O. Morris)

                            Director
 (Wellslake D. Morse, Jr.)

                            Director
     (J.G.A. Tucker)

/s/  Fitzgerald S. Hudson   Director                         September 1, 1994
  (Fitzgerald S. Hudson)

/s/  J. Otis Winters        Director                         September 1, 1994
    (J. Otis Winters)



                               INDEX TO EXHIBITS

                                                                  Sequentially
                                                                    Numbered
 Exhibit                                                              Pages
 Number                   Description of Exhibits
- ----------  ----------------------------------------------------- -------------


  23.1   -      Consent of Price Waterhouse LLP.

  23.2   -      Consent of KPMG Peat Marwick LLP, Dallas, Texas.

  23.3   -      Consent of KPMG Peat Marwick, Brisbane, Australia.

  23.5   -      Consent of DeGolyer and MacNaughton, independent
                    petroleum engineers.

  23.6   -      Consent of McDaniel & Associates Consultants Ltd.,
                    independent petroleum engineers.
